Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
The Board of Directors
BankUnited, Inc.:

We consent to the incorporation by reference in the registration statements on Form S‑3ASR (No. 333‑187060 and 333-207619) and Form S‑8 (Nos. 333‑172035, 333‑179800, 333‑188925, 333‑190586, 333‑192222 and 333-197808) of BankUnited, Inc. and subsidiaries (the Company) of our reports dated February 26, 2016, with respect to the consolidated balance sheets of the Company as of December 31, 2015 and 2014, and the related consolidated statements of income, comprehensive income, cash flows, and stockholders’ equity for each of the years in the three‑year period ended December 31, 2015, and the effectiveness of internal control over financial reporting as of December 31, 2015, which reports appear in the December 31, 2015 annual report on Form 10‑K of the Company.
/s/KPMG LLP
February 26, 2016
Miami, Florida
Certified Public Accountants